October 29, 2013

First Busey Announces 2013 Third Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Net income for the third quarter of 2013 was $7.9 million and net income available to common stockholders was $7.0 million, or $0.08 per fully-diluted common share, as compared to net income of $7.4 million and $6.5 million of net income available to common stockholders for the second quarter of 2013, or $0.08 per fully-diluted common share.  Net income was $3.0 million higher than the third quarter of 2012, when the Company reported net income of $4.9 million and net income available to common stockholders of $4.0 million, or $0.05 per fully-diluted common share.

The Company’s 2013 year-to-date net income through September 30 was $21.8 million and net income available to common stockholders was $19.1 million, or $0.22 per fully-diluted common share, compared to net income of $17.4 million and net income available to common stockholders of $14.7 million, or $0.17 per fully-diluted common share, for the comparable period of 2012.

Net income growth relative to the prior year was driven by positive trends in credit quality, which reduced our provision for loan loss in 2013 to levels resembling historical Company norms prior to the economic downturn.  The third quarter of 2013’s $2.0 million loan loss provision was consistent with the prior two quarters, marking four-year lows in quarterly credit costs as our market areas show signs of strengthening and credit quality continued to improve.  In addition, actions taken in recent quarters to reduce operating expenses favorably impacted third quarter results and are expected to continue positively affecting future earnings.  As cost management measures have been implemented, we maintain our priority of exceptional customer service.

Our commitment to quality asset growth, based on a careful balance of risk and return, was illustrated by a substantial increase in commercial loan balances alongside positive trends in asset quality metrics.  As of September 30, 2013, gross commercial loan balances grew by $115.2 million from June 30, 2013 to $1.7 billion, with six consecutive quarters of growth.  Asset quality metrics were simultaneously favorable, as non-performing loans and non-performing assets at September 30, 2013 were the lowest quarter-end figures in more than five years, demonstrating continued balance sheet strength.  To further illustrate quality growth, total loans net of non-performing loans increased to $2.2 billion as of September 30, 2013 from $2.1 billion on June 30, 2013 and $2.0 billion on September 30, 2012.

As of September 30, 2013, robust loan growth pushed Small Business Lending Fund (“SBLF”) qualified credits above required thresholds to meaningfully reduce costs of the preferred stock dividend in future periods.  The Company expects that the attainment of small business growth targets will lower our rate on the SBLF preferred stock dividend from 5% to 1% throughout 2014 and 2015 and increase income available to common stockholders significantly.  This outcome further demonstrates the important impact of our loan growth initiative.

Deposits of $2.9 billion at September 30, 2013 were stable compared to June 30, 2013 and September 30, 2012, while deposit costs continued to decline.  We remain strongly core deposit funded at 76.6% of total assets - with ample liquidity and significant market share in the communities we serve.  The Company held no brokered CDs or FHLB borrowings as of September 30, 2013 and June 30, 2013, compared to $7.0 million held on September 30, 2012.

Capital Strength:  At the end of the third quarter of 2013, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under the regulatory guidance.  Further, First Busey Corporation’s Tangible Common Equity (TCE) increased to $315.0 million at September 30, 2013 from $310.1 million at June 30, 2013 but decreased from $316.0 million at September 30, 2012.  TCE represented 8.98% of tangible assets at September 30, 2013 compared to 8.90% at June 30, 2013 and 9.03% at September 30, 20121.

1Tangible Common Equity, a non-GAAP metric, is defined as common equity less tax effected goodwill and intangibles at the end of the reporting period. Tangible assets, a non-GAAP metric, is defined as total assets less tax effected goodwill and intangibles at the end of the reporting period.

On November 1, 2013, the Company will pay a cash dividend of $0.04 per common share to stockholders of record as of October 25, 2013.  The Company has consistently paid dividends to its common stockholders since its stock began trading on the NASDAQ exchange in 1998.

Asset Quality:  While much internal focus has been directed toward organic growth, our commitment to credit quality remains strong, as evidenced by another quarter of meaningful progress across a range of credit indicators.  At September 30, 2013, various asset quality measures were at their best quarter-end levels in recent years.  We continue to expect gradual improvement in our overall asset quality during 2013; however, this remains dependent upon market-specific economic conditions, and specific measures may fluctuate from quarter to quarter.  The key metrics are as follows:

SELECTED FINANCIAL HIGHLIGHTS1
(dollars in thousands)

	As of and for the Three Months Ended				For the Nine Months Ended
	September 30,	June 30,	March 31,	September 30,	September 30,	September 30,
	2013	2013	2013	2012	2013	2012

ASSET QUALITY
Gross loans	$2,250,605	$2,159,098	$ 2,060,680	$ 2,035,319
Commercial loans	1,695,583	1,580,351	1,508,068	1,473,450
Allowance for loan losses	47,964	48,491	47,773	49,213
Non-performing loans
Non-accrual loans	18,489	20,274	23,001	25,129
Loans 90+ days past due	199	771	204	59
Non-performing loans, segregated by geography
Illinois/ Indiana	14,451	16,030	16,458	17,377
Florida	4,237	5,015	6,747	7,811
Loans 30-89 days past due	2,283	3,683	7,132	7,895
Other non-performing assets	2,156	2,617	2,632	8,486
Non-performing assets to total loans and non-performing assets	0.93%	1.09%	1.25%	1.65%
Allowance as a percentage of non- performing loans	256.66%	230.42%	205.87%	195.38%
Allowance for loan losses to loans	2.13%	2.25%	2.32%	2.42%
Net charge-offs	2,527	1,282	2,239	5,153	6,048	22,293
Provision expense	2,000	2,000	2,000	3,500	6,000	13,000
1 Results are unaudited

•
As a result of the Company’s strategic investment in loan growth, the total loan portfolio as of September 30, 2013 increased $91.5 million from June 30, 2013, or 17.0% on an annualized basis, and increased $215.3 million from September 30, 2012, or 10.6%.  Loan growth was driven by the $115.2 million increase in commercial balances from June 30, 2013, or 29.2% on an annualized basis, and the $222.1 million increase from September 30, 2012, or 15.1%.  In addition to overall loan growth, the Company experienced loan growth in the highest credit grades, while the volume of the lowest credit grades decreased.2

•
Included in gross loan balances as of September 30, 2013 are $17.5 million in held for sale balances which decreased by $23.4 million from June 30, 2013 and by $6.9 million from September 30, 2012 due to reduced mortgage volume as the market slowed due to rising interest rates.

•
Net charge-offs decreased $16.2 million, or 72.9%, for the nine months ended September 30, 2013 from the comparable period of 2012.  Net charge-offs for the third quarter increased $1.2 million from the second quarter of 2013 but decreased by $2.6 million from the third quarter of 2012.  The linked quarter net charge-off activity represents normal fluctuations, while longer-term trends reflect the significantly improved quality of the loan portfolio.

•
Provision expense of $6.0 million for the first nine months of 2013 was a $7.0 million reduction from $13.0 million in the first nine months of 2012.  Provision expense of $2.0 million for the third quarter of 2013 was consistent with second quarter 2013 and decreased by $1.5 million compared to the third quarter of 2012.  The levels are the result of improved asset quality and improving conditions in our market areas.

2 A detailed description of the loan grading policy can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and the detailed weighted average risk grades for the different loan classes can be found in the applicable Quarterly Reports on Form 10-Q.

Operating Performance:  We continue to prioritize strengthening our balance sheet, diversifying revenue streams and developing appropriate platforms to sustain profitable organic growth.  Our business outreach across our footprint continues to grow and support ongoing business expansion.

Total revenue (net of interest expense and security gains) for the first nine months of 2013 was $123.0 million as compared to $125.2 million for the same period of 2012.  Net security gains for the first nine months of 2013 were $0.1 million compared to $0.6 million for the same period in 2012.  Total non-interest income (net of security gains) inclusive of private equity gains was $48.0 million for the nine months ended September 30, 2013 and $48.7 million for the comparable period of 2012.  Revenues from trust, brokerage and commissions and remittance processing activities - which are primarily generated through Busey Wealth Management and FirsTech - represented 45.9% of non-interest income for the first nine months of 2013, providing a balance to traditional banking activities in a slow growth economy.  Furthermore, we believe the boutique services offered by Trevett Capital Partners within our suite of wealth services broadens our business base and enhances our ability to further develop revenue sources.

Busey Wealth Management’s net income of $1.2 million for the third quarter of 2013 rose 3.5% from the second quarter of 2013 and 50.4% from the third quarter of 2012.  Busey Wealth Management’s net income for the first nine months of 2013 was $3.1 million as compared to $2.6 million for the first nine months of 2012.  Growth in assets under care accompanied by market trends positively impacted the quarter-over-quarter and year-over-year results.  Assets under care increased to $4.7 billion as of September 30, 2013 compared to $4.1 billion at September 30, 2012.  FirsTech’s net income of $0.3 million for the third quarter of 2013 was comparable to the second quarter of 2013, and slightly higher than the $0.2 million recorded for the third quarter of 2012.  FirsTech’s year-to-date net income of $0.8 million was slightly higher than the $0.7 million recorded for the comparable period of 2012.

Other specific areas of operating performance are detailed as follows:

•
Net interest income of $25.2 million in the third quarter of 2013 was relatively stable from the second quarter of 2013, but decreased slightly from the $25.5 million recorded in the third quarter of 2012.  Net interest income for the first nine months of 2013 was $75.1 million compared to $76.5 million for the same period of 2012.

•
Net interest margin rose to 3.20% for the third quarter of 2013 as compared to 3.17% for the second quarter of 2013 but decreased from 3.25% for the third quarter of 2012.  The net interest margin for the first nine months of 2013 decreased to 3.16% compared to 3.26% for the same period of 2012.  Since the first quarter of 2013, our net interest margin has improved due to the development of a more profitable asset mix from increased loan balances, while we actively continued to bring down interest expense and optimize funding costs.

•
Gain on sales of loans was $2.7 million in the third quarter of 2013, which remained relatively steady from $2.8 million in the second quarter of 2013, but declined from $3.3 million in the third quarter of 2012 due to market-based influences.  Refinance activity decreased while purchase volumes increased starting in the second quarter due to rising interest rates.  With generally robust production activity in the first half of 2013, gains on sale of loans for the first nine months of 2013 continued at $8.9 million, comparable to the first nine months of 2012.  While the Company expects total production volume to slow based on the current and expected industry conditions, some underlying costs will naturally adjust and others are being actively evaluated to support ongoing profitability of this service.

•
Other non-interest income increased to $1.4 million for the third quarter of 2013 as compared to $1.1 million in the second quarter of 2013 and $0.9 million in the third quarter of 2012.  Other non-interest income for the first nine months of 2013 decreased to $3.6 million from $5.7 million for the comparable period of 2012.  The year-over-year results included a significant fluctuation in private equity fund income.  In the first nine months of 2012, the Company recognized $2.3 million compared to minimal amounts recognized in the same period of 2013.  We have successfully invested in various private equity funds for more than ten years.

•
Salaries and wages and employee benefits decreased to $15.6 million in the third quarter of 2013 as compared to $15.7 million in the second quarter of 2013 and $16.5 million in the third quarter of 2012.  In the first nine months of 2013, salaries and wages and employee benefits totaled $48.1 million as compared to $47.8 million for the same period of 2012.  During 2012, we engaged in a strategic investment in talent to build out targeted areas of our business to support growth initiatives.  We also committed to a careful examination of all areas of the Company, seeking sensible opportunities to reduce cost and enhance efficiency.  That evaluation resulted in personnel reductions and other cost containment efforts in early 2013 which have contributed to positive expense trends in recent quarters.

•
Data processing expense in the third quarter of 2013 remained comparable to $2.6 million in the second quarter of 2013 but decreased from $3.6 million in the third quarter of 2012.  In the first nine months of 2013, data processing expense totaled $7.8 million as compared to $8.4 million for the same period of 2012 which included conversion costs to implement a new core system.  The financial industry as a whole is experiencing a growing threat of fraudulent activity from cybercriminals.  As we manage data processing expense, the Company continues to prioritize strategies to mitigate this risk through the use of new technology, industry best practices and customer education.

•
OREO expense in the third quarter of 2013 reflected a net credit of $0.2 million on the management of various properties within the book of other real estate owned by the Company.  This compares favorably to $0.1 million of expense in the second quarter of 2013 and $0.3 million of expense in the third quarter of 2012.  OREO expense for the first nine months of 2013 decreased to $0.4 million from $0.8 million for the comparable period of 2012.  This expense fluctuates based on commercial properties held throughout the year.  At September 30, 2013 OREO balances totaled $2.2 million, a reduction from $2.6 million at June 30, 2013 and $8.5 million at September 30, 2012.

•
Our quarterly efficiency ratio improved to 64.23% for the third quarter of 2013 from 64.91% in the second quarter of 2013 and 71.71% in the third quarter of 2012.  The efficiency ratio for the first nine months of 2013 was 66.00%, as compared to 66.90% for the same period of 2012.  Efficiency ratios have been influenced throughout the past two years by a number of events (such as our core conversion and branch closures), which have been discussed either above, in previous earnings releases or in other periodic reporting.  The process of examining appropriate avenues to improve efficiency is expected to continue as a focus in future periods.  Peer data from Federal Reserve System sources indicate efficiency ratios for peers averaged between 65% and 67% for the past two years.

Overview and Strategy:

Our emphasis on maximizing stockholder value is evidenced this period by the upward momentum in earnings per share on a quarterly and year-over-year basis.  We are inspired by the positive traction in earnings and loan growth during the quarter, powered by the strategic investments of prior periods and the outstanding commitment of our talented associates.  With the confidence that our hard-won efforts are drivers of true change, we move ahead from a stronger base that enhances further growth opportunities through organic and external channels, and serves as a solid foundation for continued success going forward.

Our third quarter was highlighted by meaningful progress in commercial loan growth which increased our net interest margin and propelled us to the successful attainment of targets under the SBLF program.  The achievement of this important milestone under SBLF will be highly impactful to growth in earnings in future periods.

Loan growth from the prior year has been well-balanced across our footprint, as we service the funding needs of our local businesses which support our communities.  In addition, we offer unique and sophisticated payment processing capabilities through our FirsTech subsidiary, which adds important diversity to our revenue stream while widening our array of service offerings to larger commercial clients within our footprint and beyond.

Moreover, as our loan portfolio expanded at a brisk pace for the second consecutive quarter, our credit metrics continued to strengthen.  Provision expenses declined considerably from the comparable period in 2012 and contributed to the increase in earnings, while our allowance for loan losses still grew to 256.66% of non-performing loans, representing significant balance sheet strength.

Major sources of recurring non-interest income have increased from the prior year including trust fees, commissions and brokers’ fees, and fees for customer services.  Non-interest expenses are down, as we actively managed our resources to higher productivity while remaining fully committed to premier customer service.

On October 1, our more than 800 associates committed to filling hundreds of mailboxes with handwritten letters of thanks for Giving Gratitude – our inaugural Customer Experience Day celebration – honoring and thanking our business partners, customers and vendors.  The response was tremendous, with customers echoing their appreciation through emails, cards and letters.

Our attractive core-funding structure provides a stable and efficient platform for continued business expansion.  As one of Forbes 100 Most Trustworthy Companies in America for 20133 we are passionate about continually earning the confidence and respect of our Pillars – our customers, associates, communities and you, our shareholders.

3 ©2013, Forbes Media LLC.  Used with Permission.

\s\ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS1
(dollars in thousands, except per share data)

		For the Three Months Ended			For the Nine Months Ended
		September 30,	June 30,	September 30,	September 30,	September 30,
		2013	2013	2012	2013	2012
EARNINGS & PER SHARE DATA
	Net income	$ 7,933	$ 7,440	$ 4,909	$ 21,806	$ 17,440
	Income available to common stockholders2	7,024	6,532	4,000	19,081	14,715
	Revenue3	40,781	41,028	40,623	123,033	125,181
	Fully-diluted earnings per share	0.08	0.08	0.05	0.22	0.17
	Cash dividends paid per share4	0.04	0.04	0.04	0.08	0.12

	Net income by operating segment
	Busey Bank	$ 6,963	$ 6,487	$ 4,642	$ 19,243	$ 14,859
	Busey Wealth Management	1,173	1,133	780	3,126	2,647
	FirsTech	259	286	237	807	746

AVERAGE BALANCES
	Assets	$ 3,492,360	$3,544,702	$ 3,488,429	$3,531,690	$3,491,863
	Earning assets	3,200,783	3,270,472	3,204,169	3,253,010	3,208,909
	Deposits	2,868,984	2,912,104	2,866,727	2,903,056	2,853,610
	Interest-bearing liabilities	2,523,989	2,570,226	2,538,168	2,563,667	2,541,382
	Stockholders' equity - common	336,928	340,282	342,833	338,253	340,367
	Tangible stockholders' equity – common	305,401	307,976	308,095	305,950	304,806

PERFORMANCE RATIOS
	Return on average assets5	0.80%	0.74%	0.46%	0.72%	0.56%
	Return on average common equity5	8.27%	7.70%	4.64%	7.54%	5.77%
	Return on average tangible common equity5	9.12%	8.51%	5.16%	8.34%	6.45%
	Net interest margin5, 7	3.20%	3.17%	3.25%	3.16%	3.26%
	Efficiency ratio6	64.23%	64.91%	71.71%	66.00%	66.90%
	Non-interest revenue as a % of total revenues3	38.13%	38.47%	37.12%	38.99%	38.87%

1	Results are unaudited
2	Net income available to common stockholders, net of preferred dividend
3	Total revenue, net of interest expense and security gains
4	The Company accelerated payment of its first quarter 2013 dividend to December 2012 to provide stockholders with certainty as to the tax treatment of such dividend
5	Annualized and calculated on net income available to common stockholders
6	Net of security gains and intangible charges
7	On a tax-equivalent basis, assuming a federal income tax rate of 35%

Condensed Consolidated Balance Sheets	As of
(In thousands, except per share data1)	September 30,	December 31,	September 30,
	2013	2012	2012
Assets
Cash and due from banks	$198,668	$351,255	$328,308
Investment securities	908,260	1,001,497	964,187
Net loans, including loans held for sale	2,202,641	2,025,098	1,986,106
Premises and equipment	67,148	71,067	72,214
Goodwill and other intangibles	31,040	33,389	34,223
Other assets	124,267	135,750	144,626
Total assets	$3,532,024	$3,618,056	$3,529,664

Liabilities & Stockholders' Equity
Non-interest-bearing deposits	$543,746	$611,043	$510,146
Interest-bearing deposits	2,336,106	2,369,249	2,382,378
Total deposits	$2,879,852	$2,980,292	$2,892,524

Securities sold under agreements to repurchase	156,510	139,024	131,753
Long-term debt	-	7,000	7,417
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	26,283	27,943	25,649
Total liabilities	$3,117,645	$3,209,259	$3,112,343
Total stockholders' equity	$414,379	$408,797	$417,321
Total liabilities & stockholders' equity	$3,532,024	$3,618,056	$3,529,664

Per Share Data
Book value per common share	$3.94	$3.88	$3.98
Tangible book value per common share2	$3.58	$3.49	$3.58
Ending number of common shares outstanding	86,764	86,671	86,644

1Unaudited except for amounts reported as of December 31, 2012
2Total common equity less goodwill and intangibles divided by shares outstanding as of period end

Condensed Consolidated Statements of Operations	For the		For the
(Unaudited, in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Interest and fees on loans	$23,096	$24,412	$69,257	$74,450
Interest on investment securities	4,140	4,599	12,554	13,882
Total interest income	$27,236	$29,011	$81,811	$88,332

Interest on deposits	1,656	2,960	5,577	10,026
Interest on short-term borrowings	44	71	143	243
Interest on long-term debt	-	106	125	552
Junior subordinated debt owed to unconsolidated trusts	303	329	905	994
Total interest expense	$2,003	$3,466	$6,750	$11,815

Net interest income	$25,233	$25,545	$75,061	$76,517
Provision for loan losses	2,000	3,500	6,000	13,000
Net interest income after provision for loan losses	$23,233	$22,045	$69,061	$63,517

Trust fees	4,035	3,960	13,956	13,245
Commissions and brokers' fees	710	508	1,819	1,578
Fees for customer services	4,612	4,384	13,328	12,892
Remittance processing	2,105	2,068	6,288	6,346
Gain on sales of loans	2,684	3,255	8,944	8,924
Net security gains	82	511	82	575
Other	1,402	903	3,637	5,679
Total non-interest income	$15,630	$15,589	$48,054	$49,239

Salaries and wages	13,001	13,707	39,342	38,966
Employee benefits	2,580	2,773	8,754	8,791
Net occupancy expense	2,055	2,237	6,340	6,598
Furniture and equipment expense	1,211	1,276	3,687	3,858
Data processing expense	2,606	3,568	7,813	8,366
Amortization expense	783	827	2,349	2,481
Regulatory expense	545	623	1,808	1,869
OREO expense	(207)	273	394	788
Other operating expenses	4,784	5,110	14,239	15,658
Total non-interest expense	$27,358	$30,394	$84,726	$87,375

Income before income taxes	$11,505	$7,240	$32,389	$25,381
Income taxes	3,572	2,331	10,583	7,941
Net income	$7,933	$4,909	$21,806	$17,440
Preferred stock dividends	$909	$909	$2,725	$2,725
Income available for common stockholders	$7,024	$4,000	$19,081	$14,715

Per Share Data
Basic earnings per common share	$0.08	$0.05	$0.22	$0.17
Fully-diluted earnings per common share	$0.08	$0.05	$0.22	$0.17
Diluted average common shares outstanding	87,076	86,662	87,044	86,643

Corporate Profile

First Busey Corporation (NASDAQ: BUSE) is a $3.5 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is also headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, a banking center in Indianapolis, Indiana, and seven banking centers serving southwest Florida.  Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.  Busey Bank had total assets of $3.5 billion as of September 30, 2013.

In addition, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., through Busey Bank, which processes over 22 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,100 agent locations in 38 states.  More information about FirsTech, Inc. can be found at firstechinc.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations. As of September 30, 2013, Busey Wealth Management’s assets under care were approximately $4.7 billion.

Busey Bank and Busey Wealth Management deliver financial services through busey.com.

Contact:
David B. White, CFO
217-365-4047

Special Note Concerning Forward-Looking Statements
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning Company’s general business (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as the rules recently adopted by the federal bank regulatory agencies to implement Basel III); (iii) changes in interest rates and prepayment rates of the Company’s assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vi) the loss of key executives or employees; (vii) changes in consumer spending; (viii) unexpected results of acquisitions; (ix) unexpected outcomes of existing or new litigation involving the Company; (x) the economic impact of any future terrorist threats or attacks; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.